Exhibit 10.1

Robert Weiskopf	September 3, 2019

Dear Robert,

On behalf of Stealth BioTherapeutics Inc. (the “Company”), I am pleased to extend this offer to serve as Chief Financial Officer reporting to Reenie McCarthy, Chief Executive Officer. This is a part-time, exempt position, and upon acceptance, this offer sets forth the terms of your employment with the Company.

Your employment will begin on September 3, 2019.

You shall perform those duties generally required of persons in this position, as well as such other duties, not inconsistent with this Agreement, as your manager may from time to time direct. You agree to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein that may be adopted from time to time by the Company.

This position includes a modified schedule which allows you to devote approximately 50% of your full working time and effort each week to these duties, as per your request. We will review this schedule periodically to ensure that it continues to meet both the needs of the business as well as your personal needs.

Your annual salary will be $190,000, (pro-rated from a full-time annual salary of $380,000), based upon the above schedule, paid semi-monthly, subject to tax and other withholdings as required by law. Such salary may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company. However, if upon review, your schedule exceeds the aforesaid commitment, the proration will be adjusted accordingly. Subject to the approval of the Board of Directors of Stealth BioTherapeutics Corp (“Stealth”) you will be granted an option to purchase 700,000 shares of the common stock of Stealth. The option will be subject to the terms and conditions applicable to options granted under Stealth’s 2019 Share Incentive Plan, as described in that plan and the applicable incentive option agreement, which you will be required to sign. The exercise price per share will be equal to the fair market value per share on the date the option is granted.

You will be eligible to receive a performance bonus each year, in an amount targeted at 30% of your salary. Your performance bonus will be based upon goals mutually agreed upon by you and the Company. We expect that if a bonus is paid it will be made in the first quarter of 2020 with appropriate withholdings. Your performance bonus will be prorated in your first year of employment based on the time employed that year. You must be employed at the time of the payout to receive any bonus.

Upon becoming an employee of the Company, you shall be entitled (to the extent you meet the eligibility criteria under each program) to participate in all of the Company’s benefit programs that are offered to its employees at any time during any term of employment with the Company. You understand that the Company may amend, change or cancel any policies or benefits at any time as allowed by law or by any applicable plan, agreement or arrangement representing or evidence such benefits.

You will be required to execute an Invention and Non-Disclosure Agreement in the form attached as Exhibit A, as a condition of employment. You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter.

You agree to provide to the Company, within three days of your hire date, documentation of your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need to obtain a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

This letter shall not be construed as an agreement, either expressed or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to terminate the employment relationship, with or without cause, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company. Regardless of the reason your relationship with the Company terminates, you agree and acknowledge that you will continue to comply with the Invention and Non-Disclosure Agreement contemplated hereby following such termination.

If you agree with the employment provisions of this letter, please sign the enclosed duplicate of this letter in the space provided below and return it to Mike Malynn, Human Resources Director.

Very Truly Yours,

/s/ Henry Hess
Henry Hess Corporate Counsel

The foregoing correctly sets forth the terms of my at-will employment by Stealth BioTherapeutics Inc.

By:	/s/ Robert Weiskopf
Robert Weiskopf
Date:	September 3, 2019